Exhibit 99.1

9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; Fax (616) 866-0257

FOR IMMEDIATE RELEASE
CONTACT: Don Grimes
(616) 863-4404
WOLVERINE WORLDWIDE ANNOUNCES RECORD
FINANCIAL RESULTS FOR THIRD QUARTER 2011
AND RAISES FULL-YEAR GUIDANCE
Rockford, Michigan, October 3, 2011 — Wolverine Worldwide (NYSE: WWW) today reported record financial results for the third quarter ended September 10, 2011, with double-digit growth in both revenue and earnings per share and record operating margin.
Third Quarter Highlights:
•
Revenue rose 12.9% to $361.6 million from the prior year, representing the fifth consecutive quarter of record revenue, driven by exceptional growth from the Outdoor Group, Lifestyle Group and consumer direct businesses;

•	Gross margin expanded 44 basis points to a record 40.6%;

•	Operating income rose 17.8% and operating margin expanded to a record 15.6%;

•	Diluted earnings per share increased 17.1% to $0.82, representing the seventh consecutive quarter of record earnings per share; and

•	Trailing 12 months EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $187.3 million.
“Strong global demand for our lifestyle brands, the consistent execution of our growth initiatives and the strength of our operating model drove another outstanding quarter for Wolverine Worldwide,” stated Blake W. Krueger, Chairman and Chief Executive Officer. “Underscoring the global appeal of our brand portfolio, we generated unit volume growth of over 25% in each of the Latin America, Europe/Middle East/Africa and Asia Pacific regions during the quarter. As we look ahead, we expect our operating model, which serves a variety of consumer groups through multiple distribution channels in more than 190 countries and territories around the world, to provide us with a sustained platform for growth.”
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Q3 2011	page 2
Don Grimes, Senior Vice President and Chief Financial Officer, commented, “The Company’s track record of financial excellence continued in the quarter. The accelerating momentum of our brand portfolio in all major geographic regions keeps the Company mindful of the importance of continuing to invest in key growth initiatives, while still delivering impressive returns to our shareholders.”
Additional details:
•
The Outdoor Group (consisting of Merrell footwear and apparel, Chaco and Patagonia footwear) delivered another outstanding quarter, with revenue growth of 19.9%. The Lifestyle Group (Hush Puppies, Sebago, Cushe and Soft Style) also had impressive performance with 21.6% revenue growth, and the Heritage Group (Wolverine footwear and apparel, Caterpillar footwear, Bates, HyTest and Harley-Davidson footwear) posted a 6.8% increase during the quarter. Foreign exchange contributed $8.3 million to reported revenue in the quarter.

•
Gross margin in the quarter expanded 44 basis points to a record 40.6% compared to prior-year gross margin of 40.1%. The gross margin expansion during the quarter was primarily driven by selling price increases and favorable brand mix.

•
Operating expenses in the quarter of $90.2 million were 25.0% of revenue, compared to 25.2% of revenue in the prior year. Operating expenses increased 11.9% versus the prior year, driven by variable costs associated with the excellent revenue growth, continued increases in brand-building investments and the weaker U.S. dollar.

•
The Company repurchased approximately 948,000 of its own shares in the quarter at an average price of $34.45, or an aggregate cost of $32.7 million. The Company continues to have an exceptionally strong balance sheet, with $97.9 million of cash and cash equivalents at the end of the third quarter.

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Q3 2011	page 3
Today, the Company is raising its estimate for full-year revenue to a range of $1.40 billion to $1.43 billion (representing growth of 12.1% to 14.5%) and is raising its estimate for full-year diluted earnings per share to a range of from $2.46 to $2.52 (representing growth of 13.4% to 16.1% versus the prior year’s adjusted earnings per share and 16.6% to 19.4% versus the prior year’s reported earnings per share). Included in the earnings guidance is the expectation for full-year gross margin that is flat to slightly up versus the prior year, modest full-year operating expense leverage and continued double-digit increases in marketing investments behind key growth initiatives.
The Company will host a conference call at 8:30 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company’s website, go to www.wolverineworldwide.com, click on “Investor Relations” in the navigation bar, and then click on “Webcasts & Presentations” from the side navigation bar of the “Investor Relations” page. To listen to the webcast, your computer must have a streaming media player, which can be downloaded for free at www.wolverineworldwide.com. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company’s website through January 30, 2012.
With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Bates®, Chaco®, Cushe®, Hush Puppies®, HYTEST®, Merrell®, Sebago® Soft Style® and Wolverine®. The Company also is the footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company’s products are carried by leading retailers in the U.S. and globally in more than 190 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.
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Q3 2011	page 4
This press release contains forward-looking statements. In addition, words such as “estimates,” “anticipates,” “believes,” “forecasts,” “plans,” “predicts,” “projects,” “is likely,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: the Company’s ability to successfully develop its brands and businesses; changes in duty structures in countries of import and export including anti-dumping measures and trade defense actions; changes in consumer preferences or spending patterns; cancellation of orders for future delivery, or the failure of the Department of Defense to exercise future purchase options, award new contracts or the cancellation of existing contracts by the Department of Defense or other military purchasers; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of footwear manufacturing capacity; reliance on foreign sourcing; failure of international licensees and distributors to meet sales goals or to make timely payments on amounts owed; disruption of technology systems; regulatory or other changes affecting the supply or price of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies; the development of new initiatives; the risks of doing business in developing countries, and politically or economically volatile areas; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.
# # #

WOLVERINE WORLD WIDE, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($000s, except per share data)

	12 Weeks Ended		36 Weeks Ended
	September 10,	September 11,	September 10,	September 11,
	2011	2010	2011	2010

Revenue	$361,590	$320,396	$1,002,601	$863,492
Cost of products sold	214,907	191,825	596,003	512,245
Restructuring and related costs	—	—	—	1,406

Gross profit	146,683	128,571	406,598	349,841
Gross margin	40.6%	40.1%	40.6%	40.5%

Selling, general and administrative expenses	90,242	80,670	267,325	235,930
Restructuring and related costs	—	—	—	2,828

Operating expenses	90,242	80,670	267,325	238,758
Operating expenses as a % of revenue	25.0%	25.2%	26.7%	27.7%

Operating profit	56,441	47,901	139,273	111,083
Operating margin	15.6%	15.0%	13.9%	12.9%

Interest expense, net	293	56	647	141
Other expense (income), net	(257)	(244)	136	(79)

	36	(188)	783	62

Earnings before income taxes	56,405	48,089	138,490	111,021

Income taxes	15,970	13,946	38,216	32,197
Effective tax rate	28.3%	29.0%	27.6%	29.0%

Net earnings	$40,435	$34,143	$100,274	$78,824

Diluted earnings per share	$0.82	$0.70	$2.01	$1.59

Supplemental information:
Net earnings used to calculate diluted earnings per share	$39,790	$33,615	$98,669	$77,648
Shares used to calculate diluted earnings per share	48,731	48,363	49,073	48,954
Weighted average shares outstanding	48,935	48,732	49,222	49,162
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
($000s)

	September 10,	September 11,
	2011	2010
ASSETS:
Cash & cash equivalents	$97,902	$95,305
Receivables	278,360	238,524
Inventories	278,171	208,534
Other current assets	27,226	21,808

Total current assets	681,659	564,171
Property, plant & equipment, net	77,299	71,501
Other assets	136,591	131,096

Total Assets	$895,549	$766,768

LIABILITIES & EQUITY:
Current maturities on long-term debt	$531	$513
Revolving credit agreement	59,500	—
Accounts payable and other accrued liabilities	153,492	157,020

Total current liabilities	213,523	157,533
Long-term debt	—	513
Other non-current liabilities	80,399	100,202
Stockholders’ equity	601,627	508,520

Total Liabilities & Equity	$895,549	$766,768

WOLVERINE WORLD WIDE, INC.
REVENUE BY OPERATING GROUP
(Unaudited)
($000s)

	3rd Quarter Ended
	September 10, 2011		September 11, 2010		Change
	Revenue	% of Total	Revenue	% of Total	$	%

Outdoor Group	$145,375	40.2%	$121,293	37.9%	$24,082	19.9%
Heritage Group	127,975	35.4%	119,850	37.4%	8,125	6.8%
Lifestyle Group	55,472	15.3%	45,606	14.2%	9,866	21.6%
Other	3,874	1.1%	3,154	1.0%	720	22.8%

Total branded footwear, apparel and licensing revenue	332,696	92.0%	289,903	90.5%	42,793	14.8%
Other business units	28,894	8.0%	30,493	9.5%	(1,599)	-5.2%

Total Revenue	$361,590	100.0%	$320,396	100.0%	$41,194	12.9%

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($000s)

	36 Weeks Ended
	September 10,	September 11,
	2011	2010
OPERATING ACTIVITIES:
Net earnings	$100,274	$78,824
Adjustments necessary to reconcile net cash (used in) provided by operating activities:
Depreciation and amortization	11,413	11,869
Deferred income taxes	(1,893)	(562)
Stock-based compensation expense	10,160	7,747
Excess tax benefits from stock-based compensation expense	(2,271)	(907)
Pension expense	12,117	11,275
Pension contribution	(31,800)	(10,400)
Restructuring and other transition costs	—	4,234
Cash payments related to restructuring	(776)	(6,185)
Other	2,890	7,509
Changes in operating assets and liabilities	(139,888)	(95,742)

Net cash (used in) provided by operating activities	(39,774)	7,662

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(13,470)	(9,365)
Other	(1,858)	(1,431)

Net cash used in investing activities	(15,328)	(10,796)

FINANCING ACTIVITIES:
Net borrowings under revolver	59,500	—
Cash dividends paid	(17,018)	(16,115)
Purchase of common stock for treasury	(55,134)	(51,247)
Other	12,448	7,883

Net cash used in financing activities	(204)	(59,479)

Effect of foreign exchange rate changes	2,808	(2,521)

Decrease in cash and cash equivalents	(52,498)	(65,134)

Cash and cash equivalents at beginning of year	150,400	160,439

Cash and cash equivalents at end of the period	$97,902	$95,305

As required by the Securities and Exchange Commission Regulation G, the following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:
WOLVERINE WORLD WIDE, INC.
RECONCILIATION OF REPORTED FINANCIAL RESULTS TO ADJUSTED FINANCIAL
RESULTS, EXCLUDING RESTRUCTURING AND RELATED COSTS (a)*
(Unaudited)
($000s, except per share data)

	As Reported		As Adjusted
	Fiscal Year Ended	Restructuring and	Fiscal Year Ended
	January 1, 2011	Related Costs	January 1, 2011

Diluted earnings per share	$2.11	$0.06	$2.17
TRAILING TWELVE MONTHS EBITDA (b)*
(Unaudited)
($000s)

Reconciliation of trailing twelve months EBITDA:
Trailing twelve months:
Net earnings	$125,922
Add: income taxes	44,775
Add: net interest expense	893
Add: depreciation and amortization	15,744

Trailing twelve months EBITDA	$187,334

(a)
This adjustment presents the Company’s results of operations on a continuing basis without the effects of fluctuations in restructuring and related costs relating to the Company’s strategic restructuring plan that was approved on January 7, 2009 and expanded on October 7, 2009. The Company believes this non-GAAP measure provides useful information to both management and investors to increase comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.

(b)
Trailing twelve months EBITDA, a non-GAAP financial measure, represents trailing twelve months net earnings from operations before income taxes, interest, depreciation and amortization expenses. The Company believes trailing twelve months EBITDA provides additional information for determining its ability to meet future debt service requirements, investing activities and capital expenditures.

*
To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, are found in the financial tables above.